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                      May 12, 2021

       Rustin Welton
       Chief Financial Officer
       Kontoor Brands, Inc.
       400 N. Elm Street
       Greensboro, NC 27401

                                                        Re: Kontoor Brands,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2021
                                                            Filed March 3, 2021
                                                            File No. 001-38854

       Dear Mr. Welton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing